Leader Funds Trust 485BPOS

Exhibit 99.(h)(2)

 FUND CCO SERVICE AGREEMENT

This Agreement, dated as of May 2, 2025, by and between Leader Capital family of mutual funds is comprised of the Leader Capital Short Term High Yield Bond Fund (the “High Yield Fund”) and Leader Capital High Quality Income Fund (the “High Quality Fund”) (each a “Fund” and collectively the “Funds”), each a series of shares of beneficial interest of Leader Funds Trust (the “Trust”), a Delaware statutory trust organized on February 1, 2019, and M3Sixty Administration, LLC (“M3Sixty”), a limited liability company duly organized under the laws of the State of Delaware (collectively, the “Parties”). The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. Each Fund represents a distinct, diversified series with its own investment objective and policies within the Trust.

This Agreement is intended to apply to the Funds identified on Appendix A attached hereto.

WHEREAS, the Trust is authorized by its Agreement and Declaration of Trust and By- Laws to issue shares representing interests in the Funds; and

WHEREAS, the Trust desires that M3Sixty perform certain compliance services and M3Sixty is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and M3Sixty hereby agree as follows:

SECTION 1. PROVISION OF CCO; DELIVERY OF DOCUMENTS

(a)        M3Sixty hereby agrees to provide a Chief Compliance Officer (the “CCO”), as described in Rule 38a-l of the 1940 Act (“Rule 38a- l”), to the Trust for the period and on the terms and conditions set forth in this Agreement.

In connection therewith, the Trust has delivered to M3Sixty copies of, and shall promptly furnish M3Sixty with all amendments of or supplements to: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Securities Act”) and the 1940 Act (the “Registration Statement”); (iii) each plan of distribution or similar document that may be adopted by the Trust under Rule 12b-l under the 1940 Act and each current shareholder service plan or similar document adopted by the Trust with respect to the Trust; (iv) copies of the Trust’s current annual and semi-annual reports to shareholders; and (v) all compliance and risk management policies, programs and procedures adopted by the Trust. Additionally, the Trust shall deliver to M3Sixty a certified copy of the resolution of the Board of Trustees of the Trust (the “Board”) or minutes from the applicable board meeting appointing the CCO and authorizing the execution and delivery of this Agreement. In addition, the Trust shall deliver, or cause to deliver, to M3Sixty upon its reasonable request any other documents that would enable it to perform the services described in this Agreement.

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SECTION 2. DUTIES OF M3SIXTY

(a)           Subject to the approval of the Board, M3Sixty shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Trust’s CCO. M3Sixty’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)	With respect to the Trust, the CCO shall:

(i)	report directly to the Board;

(ii)           review and administer the Trust’s compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter, and transfer agent (collectively, “Service Providers”) that relate to the Trust;

(iii)          conduct periodic reviews of the Trust’s compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)          review, no less frequently than annually, the adequacy of the policies and procedures of the Trust and its Service Providers and the effectiveness of their implementation;

(v)           design testing methods for the Trust’s compliance program policies and procedures;

(vi)          perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;

(vii)         conduct periodic site visits to the adviser and other Service Providers, as necessary;

(viii)        prepare CCO Reports for the board, including a written report to the Board, no less frequently than annually, that addresses the operation of the compliance policies and procedures of the Trust and its Service Providers, any material changes to those policies and procedures since the date of the last report, any material changes to the policies and procedures recommended as a result of the annual review conducted of the Trust’s policies and procedures, and each material compliance matter that occurred with respect to the Trust since the date of the last report;

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(ix)	attend Board meetings quarterly and as requested;

(x)            no less frequently than annually, meet separately with those members of the Board that are not “interested persons” of the Trust; and

(xi)          cooperate with an examination or investigation and take all reasonable actions in performing the CCO’s duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory examination or investigation of the Trust.

(c)           M3Sixty may provide other services and assistance relating to the affairs of the Trust as it may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(d)           M3Sixty shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as required under the 1940 Act and Rule 38a-l thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods required under such laws and regulations. The Records shall be the property of the Trust, whose authorized representatives shall have access to the Records at all times during M3Sixty’s normal business hours. Upon the reasonable request of the Trust, copies of any of the Records shall be provided promptly by M3Sixty to the Trust or its authorized representatives at the Trust’s expense.

(e)           Nothing contained herein shall be construed to require M3Sixty to perform any service that could cause M3Sixty to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Trust to act in contravention of such Funds’ Registration Statement or any provision of the 1940 Act. Further, while M3Sixty will provide consulting and other services under this Agreement to assist the Trust with respect to each Fund’s obligations under and compliance with various laws and regulations, the Trust understands and agrees that M3Sixty is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between M3Sixty and the Trust or require M3Sixty to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except for M3Sixty’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

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(f)            M3Sixty does not offer legal or independent public accounting services, and its services should not be considered a substitute for the services provided by legal counsel or a certified public accountant. M3Sixty will use best efforts to provide the services described in this Agreement; however, M3Sixty does not guarantee that work performed by M3Sixty or the CCO for the Trust would be favorably received by any regulatory agency.

For M3Sixty to perform the services required by this Section 2, the Trust shall (1) instruct all Service Providers to furnish any information to M3Sixty as reasonably requested by it, and assist M3Sixty as may be required and (2) ensure that M3Sixty has access to all records and documents maintained by the Trust or any Service Provider.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY;

INDEMNIFICATION

(a)    M3Sixty shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by M3Sixty in writing. M3Sixty shall use its best judgment and efforts in rendering the services described in this Agreement. It shall not be liable to the Trust, any Fund, or any shareholders for any action or inaction of M3Sixty or the CCO relating to any event whatsoever in the absence of bad faith, fraud, reckless disregard, gross negligence, or willful misfeasance. Further, neither M3Sixty nor the CCO shall be liable to the Trust, the Funds, or any shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund counsel; or (ii) any certified copy of any resolution of the Board. Neither M3Sixty nor the CCO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which M3Sixty or the CCO reasonably believe in good faith to be genuine.

(b)   The Funds agree to indemnify and hold harmless M3Sixty, its affiliates and each of their respective directors, officers, employees and agents and any person who controls M3Sixty within the meaning of Section 15 of the Securities Act (any of M3Sixty, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “M3Sixty Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) M3Sixty’s performance of its duties under this Agreement, subject to the standard of care above, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust or the Funds.

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In no case (i) is the indemnity of the Trust in favor of any M3Sixty Indemnitee to be deemed to protect the M3Sixty Indemnitee against any liability to which the M3Sixty Indemnitee would otherwise be subject by reason of willful misfeasance, fraud, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable concerning any claim made against any M3Sixty Indemnitee unless the M3Sixty Indemnitee notifies the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the M3Sixty Indemnitee (or after the M3Sixty Indemnitee has received notice of service on any designated agent).

Failure to notify the Trust of any claim shall not relieve it from any liability it may have to any M3Sixty Indemnitee unless failure or delay to notify the Trust prejudices the Trust’s ability to defend against such claim. The Trust shall be entitled to participate at its expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the M3Sixty Indemnitee. If the Trust elects to assume the defense of any suit and retain counsel, the M3Sixty Indemnitee, defendant, or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the M3Sixty Indemnitee for the reasonable fees and expenses of any counsel they retained.

(c)    M3Sixty agrees to indemnify and hold harmless the Trust and each of its trustees and officers and any person who controls the Trust within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Trust and each of its trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation, or warranty under this Agreement by M3Sixty or the CCO, (ii) M3Sixty’s or the CCO’s willful misfeasance, fraud, bad faith, or gross negligence in their performance of the obligations contained in this Agreement, or (ii) M3Sixty’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of M3Sixty in favor of any Trust Indemnitee to be deemed to protect any Trust Indemnitee against any liability to which such Trust Indemnitee would otherwise be subject by reason of willful misfeasance, fraud, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is M3Sixty to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Trust Indemnitee unless the Trust Indemnitee notifies M3Sixty in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Trust Indemnitee (or after the Trust Indemnitee has received notice of service on any designated agent).

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Failure to notify M3Sixty of any claim shall not relieve M3Sixty from any liability that it may have to the Trust Indemnitee against whom such action is brought unless failure or delay to so notify M3Sixty prejudices its ability to defend against such claim. M3Sixty shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if M3Sixty elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust Indemnitee. If M3Sixty elects to assume the defense of any suit and retain counsel, the Trust Indemnitee shall bear the fees and expenses of any additional counsel it retains. If M3Sixty does not elect to assume the defense of any suit, it will reimburse the Trust Indemnitee for the reasonable fees and expenses of any counsel they retained pertaining to the defense of M3Sixty.

(d)           No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)            The Trust, and not M3Sixty, shall be solely responsible for approval of the designation of the CCO, as well as for removing the CCO, as the case may be, from his or her responsibilities related to the Trust in accordance with Rule 38a-l. Therefore, notwithstanding the provisions of this Section 3, the Trust shall supervise the activities of the CCO with regard to such activities.

(f)            The Parties agree that in the absence of gross negligence, fraud or willful misconduct, the indemnifying party, its employees, officers and directors shall not be liable to the indemnified party for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount over the fees paid to M3Sixty in performing services hereunder. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

In no event shall either party or their respective employees, officers, trustees, and directors be liable for consequential, special, indirect, incidental, punitive, or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs or fines).

(g)            M3Sixty shall not be liable for the errors of unaffiliated service providers to the Trust or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)	M3Sixty covenants, represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)	it is duly qualified to carry on its business in the State of Kansas;

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(iii)	it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)	all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)	it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO in the performance of his or her duties and obligations under this Agreement;

(vi)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of M3Sixty, enforceable against it in accordance with the terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)	it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Trust, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust;

(viii)	it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-l) to approve the designation, termination, and level of compensation of the CCO. In addition, The Trust shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or a Service Provider;

(ix)	it shall report to the Board promptly if it learns of CCO malfeasance or if the CCO is terminated as a CCO by another Trust or if the CCO is terminated by M3Sixty; and

(x)	it shall report to the Board if at any time the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)	The Trust covenants, represents and warrants to M3Sixty that:

(i)	it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

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(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)	each Fund is duly registered under the 1940 Act;

(v)	this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the it in accordance with the terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)	a registration statement under the Securities Act and the 1940 Act is or will be effective and will remain effective, and appropriate state securities law filings will be or have been made and will continue to be made with respect to the Trust;

(vii)	The CCO shall be covered by the Trust’s Trustees & Officers Liability Insurance Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as an officer of the Trust on substantially the same terms as such coverage is provided for all other Trust officers after such persons are no longer officers of the Trust; and (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for all other Trust officers. The Trust shall provide M3Sixty with proof of current coverage, including a copy of the Policy, and shall notify M3Sixty immediately should the Policy be cancelled or terminated; and

(viii)	the CCO is a named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)           In consideration of the compliance services provided by M3Sixty pursuant to this Agreement, the Trust shall pay M3Sixty the fees and expenses set forth in Appendix B hereto.

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(b)           All fees payable hereunder shall be accrued daily by the Fund and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable documented out-of-pocket charges incurred by M3Sixty shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay M3Sixty such compensation as shall be due and payable as of the effective termination date.

(c)            The CCO is serving solely as an officer of the Trust and neither the CCO nor M3Sixty shall be responsible for, or have any obligation to pay, any of the expenses of the Fund. All Fund expenses shall be the sole obligation of the Fund, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)            This Agreement shall become effective on the date indicated above or at such time as M3Sixty commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund.

(b)           This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)            This Agreement may be terminated at any time and for any reason, without the payment of any penalty, by M3Sixty on 60 days’ written notice to the Trust or by Board upon written notice to M3Sixty. This Agreement will automatically terminate without penalty upon the termination of the Master Services Agreement, dated May 2, 2025, between the Trust and M3Sixty.

(d)           Should the employment of the individual designated by M3Sixty to serve as the Trust’s CCO be terminated for any reason, M3Sixty will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). M3Sixty agrees to treat all records and other information related to the Fund as proprietary information of the Fund and, on behalf of itself and its employees, to keep strictly confidential all such information.

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SECTION 8. FORCE MAJEURE

M3Sixty shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent M3Sixty’s obligations hereunder are to oversee or monitor the activities of third parties, M3Sixty shall not be liable for any failure or delay in the performance of M3Sixty’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with M3Sixty.

SECTION 9. ACTIVITIES OF M3SIXTY

(a)            Except to the extent necessary to perform M3Sixty’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict M3Sixty’s right, or the right of any of M3Sixty’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust (including, without limitation, the CCO), or who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)           Upon prior approval by the Trust, M3Sixty may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of M3Sixty who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve M3Sixty of its responsibilities hereunder. M3Sixty may pay those persons for their services, but no such payment will increase M3Sixty’s compensation or reimbursement of expenses from the Trust.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

M3Sixty shall cooperate with the Trust’s independent public accountants and take reasonable action to make all necessary information available to the accountants to perform such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees and the Funds’ shareholders shall not be liable for the Trust's obligations under this Agreement, and M3Sixty agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust and its Funds.

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SECTION 12. MISCELLANEOUS

(a)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)           This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both M3Sixty and Trust, and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)           Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by M3Sixty or the Trust, as the case may be. Notice shall be given to each party at the following address:

To M3Sixty:	To the Trust:

4300 Shawnee Mission Parkway Fairway, Kansas 66205	315 Mill Plain Blvd. Suite 204 Vancouver, WA 98660

Attn: Randall Linscott (President)	Attn: John Lekas (President)

(f)            Invoices for fees and expenses due to M3Sixty hereunder and as set forth in Appendix B hereto shall be sent by M3Sixty to the address furnished below unless and until changed by the Trust (Trust to provide reasonable advance notice of any change of billing address to M3Sixty).

(g)           Nothing contained in this Agreement is intended to or shall require M3Sixty, in any capacity hereunder, to perform any functions or duties on any day other than a Trust business day. Functions or duties normally scheduled to be performed on any day which is not a Trust business day shall be performed on, and as of, the next Trust business day, unless otherwise required by law.

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(h)           The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)            The provisions of Sections 3, 7, 10, and 11 shall survive any termination of this Agreement.

(j)            This Agreement and the rights and duties under this Agreement shall not be assignable by either party except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

Leader Funds Trust

By:	John Lekas
President

M3SIXTY ADMINISTRATION, LLC

By:	Randall Linscott
Chief Executive Officer

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Appendix A

Funds Covered by this Agreement:

●	Leader Capital High Yield Short Duration Bond Fund

●	Leader Capital High Quality Income Fund

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